Exhibit 99.1

Old Point Releases Second Quarter 2024 Results

Hampton, VA, July 25, 2024 (PRNewswire) – Old Point Financial Corporation (the “Company” or “Old Point”) (NASDAQ "OPOF") reported net income of $2.5 million with diluted earnings per common share of $0.50 for the second quarter of 2024 compared to net income of $1.7 million with diluted earnings per common share of $0.34 for the first quarter of 2024, and net income of $1.8 million with diluted earnings per common share of $0.36 for the second quarter of 2023. Net income for the six months ended June 30, 2024 was $4.2 million with diluted earnings per common share of $0.84, and for the six months ended June 30, 2023, net income was $4.9 million with diluted earnings per common share of $0.97.

Robert Shuford, Jr., Chairman, President and CEO of the Company and Old Point National Bank (the “Bank”) commented, “We are pleased to report to our shareholders that performance improved in the second quarter of 2024. We grew our earnings, we increased our net interest margin, and our asset quality remained strong. Net income was the highest it has been in five quarters at $2.5 million with book value at $21.66 per share. While loan growth slowed as expected, our core deposit growth was stronger than anticipated.

We continued our cost saving initiatives to reduce noninterest expense in the second quarter. Year to date, we have incurred $550 thousand of one-time costs with an additional $350 thousand expected to be incurred through the remainder of the year. We continue to believe that when fully implemented, these initiatives will reduce noninterest expense by approximately $5.0 million on an annualized pre-tax basis (excluding one-time costs). While the investments required for these cost saving initiatives have impacted our bottom line in the first half of the year, we expect them to become accretive to earnings in the third quarter of 2024.

Additionally, we will be closing our Crown Center branch, located at 580 East Main Street in Norfolk on September 27, 2024. This is not a decision we made lightly and we remain dedicated to serving customers in the community by providing banking services through our other nearby branches, online and mobile banking, and customer support center.

We approach the second half of 2024 with continued optimism given the strength of our company, driven by an outstanding team of employees. I remain fully confident about the ability of our team to drive value for our customers, our communities, and our shareholders.”

Key highlights of the second quarter are as follows:

•
Total assets were $1.4 billion at June 30, 2024, decreasing $23.0 million or 1.6% from December 31, 2023. Net loans held for investment were $1.0 billion at June 30, 2024, decreasing $25.3 million, or 2.4%, from December 31, 2023.

•	Total deposits increased $6.2 million, or 0.5%, from December 31, 2023.

•
Return on average equity (ROE) was 9.43% for the second quarter of 2024, compared to 6.44% for the first quarter of 2024, and 7.01% for the second quarter of 2023. Return on average assets (ROA) was 0.71% for the second quarter of 2024, compared to 0.48% for the first quarter of 2024, and 0.51% for the second quarter of 2023.

•	Book value per share and tangible book value per share (non-GAAP) at June 30, 2024 increased 1.45% and 1.50%, from March 31, 2024 and 6.39% and 6.60%, respectively from June 30, 2023.

•
Net income improved $812 thousand, or 47.3%, to $2.5 million for the second quarter of 2024 from $1.7 million for the first quarter of 2024 and improved $727 thousand, or 40.3% from $1.8 million for the second quarter of 2023.

•
Net interest margin (NIM) was 3.62% for the second quarter of 2024 compared to 3.45% for the first quarter of 2024 and 3.67% for the second quarter of 2023. NIM on a fully tax-equivalent basis (FTE) (non-GAAP) was 3.63% for the second quarter of 2024 compared to 3.46% for the first quarter of 2024 and 3.69% for the second quarter of 2023.

•
Net interest income increased $576 thousand, or 5.0%, to $12.1 million for the second quarter of 2024 from $11.5 million for the first quarter of 2024 and increased $17 thousand, or 0.1%, compared to the second quarter of 2023.

•	Provision for credit losses of $261 thousand was recognized for the second quarter of 2024, compared to $80 thousand for the first quarter of 2024 and $361 thousand for the second quarter of 2023.

•
Non-performing assets decreased by $193 thousand to $2.0 million or 0.14% of total assets at June 30, 2024 from $2.2 million or 0.15% of total assets at March 31, 2024 and increased $516 thousand from $1.4 million or 0.10% of total assets at June 30, 2023.

•
Liquidity as of June 30, 2024, defined as cash and cash equivalents, unpledged securities, and available secured borrowing capacity, totaled $403.8 million, representing 28.4% of total assets compared to $342.5 million, representing 23.7% of total assets as of December 31, 2023.

For more information about financial measures that are not calculated in accordance with GAAP, please see “Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures” below.

Balance Sheet and Asset Quality
Total assets of $1.4 billion as of June 30, 2024 decreased $23.0 million from December 31, 2023. Net loans held for investment decreased $25.3 million, or 2.4% from December 31, 2023 to $1.0 billion at June 30, 2024, driven by the following: decreases in consumer loans of $21.6 million, construction loans of $17.1 million, and commercial loans of $7.5 million, partially offset by increases in residential real estate loans of $11.0 million and commercial real estate loans of $10.7 million. Securities available-for-sale, at fair value, decreased $10.1 million from December 31, 2023 to $192.1 million at June 30, 2024.

Total deposits of $1.2 billion as of June 30, 2024 increased $6.2 million, or 0.5%, from December 31, 2023. Noninterest-bearing deposits increased $28.3 million, or 8.5% and time deposits increased $8.8 million, or 3.6%, partially offset by decreases in savings deposits of $30.9 million, or 4.7%. The increased balance in noninterest bearing deposits is driven by increases from large commercial customers. Overnight repurchase agreements, Federal Home Loan Bank advances, and subordinated notes decreased $30.8 million to $70.7 million at June 30, 2024 from $101.5 million at December 31, 2023, as the Company used excess liquidity to pay down high cost borrowed funds.

The Company’s total stockholders’ equity at June 30, 2024 increased $3.2 million, or 3.0%, from December 31, 2023 to $110.0 million. The increase was primarily driven by net income and lower unrealized losses in the market value of securities available-for-sale, which are recorded as a component of accumulated other comprehensive loss, partially offset by cash dividend payments. The unrealized loss in market value of securities available-for-sale was a result of increases in market interest rates since the securities were acquired, rather than credit quality issues.  The Company does not expect these unrealized losses to affect the earnings or regulatory capital of the Company or its subsidiaries. The Bank remains well capitalized with a Tier 1 Capital ratio of 12.07% at June 30, 2024 as compared to 11.45% at December 31, 2023. The Bank’s leverage ratio was 9.87% at June 30, 2024 as compared to 9.46% at December 31, 2023.

Non-performing assets (NPAs) totaled $2.0 million as of June 30, 2024 compared to $2.2 million at March 31, 2024 and $1.4 million as of June 30, 2023. NPAs as a percentage of total assets were 0.14% at June 30, 2024, compared to 0.15% at March 31, 2024 and 0.10% at June 30, 2023. Non-accrual loans were $44 thousand at June 30, 2024, a decrease from $194 thousand at March 31, 2024 and a decrease from $235 thousand at June 30, 2023. The decrease in non-accrual loans from the prior year comparative quarter was related to the resolution of two relationships. Loans past due 90 days or more and still accruing interest decreased $434 thousand to $444 thousand at June 30, 2024 from $878 thousand at March 31, 2024 and decreased $764 thousand from $1.2 million at June 30, 2023. Repossessed assets were $1.5 million at June 30, 2024 compared to $1.1 million at March 31, 2024 and none at June 30, 2023. The increase in repossessed assets from the prior periods was driven by the resolution of certain loans that were previously past due.

The Company recognized a provision for credit losses of $261 thousand during the second quarter of 2024 compared to $80 thousand during the first quarter of 2024 and $361 thousand during the second quarter of 2023. The provision for credit losses for the second quarter of 2024 included a provision of $191 thousand for loans and $70 thousand for unfunded commitments. The allowance for credit losses (ACL) at June 30, 2024 was $12.1 million including an allowance for credit losses on loans of $11.8 million and the allowance for unfunded commitments of $309 thousand. The decrease in the allowance for credit losses on loans during the second quarter of 2024 was due primarily to reduction in the size of the portfolio, specifically the consumer automobile segment (within the consumer segment). The allowance for credit losses on loans as a percentage of loans held for investment was 1.12% at June 30, 2024 compared to 1.12% at March 31, 2024, and 1.06% at June 30, 2023. Quarterly annualized net charge-offs as a percentage of average loans outstanding were 0.12% for the second quarter of 2024, compared to 0.12% for the first quarter of 2024 and 0.08% for the second quarter of 2023. As of June 30, 2024, asset quality remains very strong.  Management believes the level of the allowance for credit losses is sufficient to absorb expected losses in the loan portfolio; however, if elevated levels of risk are identified, the provision for credit losses may increase in future periods.

Net Interest Income
Net interest income for the second quarter of 2024 was $12.1 million, an increase of $576 thousand, or 5.0%, from the prior quarter and $17 thousand, or 0.1%, from the second quarter of 2023. The increase from the linked quarter was due to higher average yields on earning asset balances partially offset by lower average interest-bearing liabilities at higher average rates. The increase from the prior-year comparative quarter was due primarily to higher average earning asset balances at higher average yields partially offset by higher average interest-bearing liabilities at higher average rates. For the six months ended June 30, 2024 and 2023, net interest income was $23.7 million and $24.9 million, respectively. The decrease from the prior-year comparative period was due to higher average-interest bearing liabilities at higher average rates, partially offset by higher average earning assets at higher average earning yields.

Net Interest Margin (NIM) for the second quarter of 2024 was 3.62%, an increase from 3.45% for the first quarter of 2024, and a decrease from 3.67% for the prior year quarter. On a fully tax-equivalent basis (FTE) (non-GAAP), NIM was 3.63%, for the second quarter of 2024, compared to 3.46% for the first quarter of 2024 and 3.69% for the second quarter of 2023.  Average earning asset balances increased $19.9 million at June 30, 2024 compared to June 30, 2023 with yields on average earning assets increasing 45 basis points due to deployment of liquidity into higher earning assets and the effects of the rising interest rate environment.  Average interest-bearing liabilities increased $23.7 million for the quarter ended June 30, 2024 compared to the quarter ended June 30, 2023 with costs increasing 69 basis points.  The higher interest cost of liabilities was primarily due to higher interest rates on money market and time deposits, partially offset by decreases in short term average FHLB advances during the period. During the first six months of 2024, average earning assets and average interest-bearing liabilities increased $35.3 million and $72.6 million, over the 2023 comparative period, respectively.

Average loans decreased $26.8 million, or 2.5%, for the second quarter compared to the same period of 2023.  Average yields on loans and investment securities were 45 basis points and 28 basis points higher in the second quarter of 2024 due primarily to the effects of rising interest rates. The extent to which rising interest rates will ultimately affect the Company’s NIM is uncertain. For more information about these FTE financial measures, please see “Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures,” below.

Noninterest Income
Total noninterest income was $3.5 million for the second quarter of 2024 compared to $3.2 million for the first quarter of 2024 and $3.5 million for the comparative quarter of 2023. The $249 thousand increase during the second quarter of 2024 compared to the linked quarter was primarily driven by increases in service charges on deposit accounts and other service charges, commissions, and fees. The $6 thousand decrease compared to the second quarter of 2023 was driven by decreases in mortgage banking income and no gains on the sale of fixed assets, partially offset by increases in other service charges, commissions, and fees and no losses on available for sale securities. The decrease in mortgage banking income in the second quarter of 2024 compared to the second quarter of 2023 was due to declines in the volume of mortgage originations attributable to changes in mortgage market conditions. Noninterest income for the six months ended June 30, 2024 decreased $205 thousand to $6.7 million compared to the six months ended June 30, 2023 primarily driven by decreases in mortgage banking income.

Noninterest Expense
Noninterest expense totaled $12.3 million for the second quarter of 2024 compared to $12.7 million for the first quarter of 2024 and $13.1 million for the second quarter of 2023. The decrease in expenses from the linked quarter of $379 thousand was primarily related to decreases in salaries and employee benefits and ATM and other losses, partially offset by increases in customer development and occupancy and equipment. The decrease in expenses over the prior year quarter was primarily driven by decreases in salaries and employee benefit expense and employee professional development expense, partially offset by increases in occupancy and equipment and data processing. The decrease in salaries and employee benefits in the second quarter of 2024 was primarily driven by lower average headcount and fewer one-time costs related to the cost saving initiatives as the majority of these were incurred in the first quarter of 2024. The noninterest expense reduction initiatives reduced the employee headcount late in the first quarter of 2024 and into the second quarter by approximately 12%. Occupancy and equipment expenses increased over the comparative periods due to the impairment of the right-of-use asset for the upcoming closure of the Crown Center branch. For the six months ended June 30, 2024, noninterest expense decreased $288 thousand, or 1.1% over the six months ended June 30, 2023, primarily due to decreases in salary and employee benefits as discussed above.

Capital Management and Dividends
For the second quarter of 2024, the Company declared a dividend of $0.14 per share, consistent with the second quarter of 2023. The dividend represents a payout ratio of 28.0% of earnings per share for the second quarter of 2024. The Board of Directors of the Company continually reviews the amount of cash dividends per share and the resulting dividend payout ratio in light of changes in economic conditions, current and future capital requirements, and expected future earnings.

Total consolidated equity increased $3.2 million at June 30, 2024, compared to December 31, 2023, due primarily to net income and lower unrealized losses in the market value of securities available-for-sale, which are recognized as a component of accumulated other comprehensive loss, partially offset by cash dividend payments. The Company’s securities available-for-sale are fixed income debt securities, and their unrealized loss position is a result of increases in market interest rates since the investments were acquired rather than credit quality issues. The Company expects to recover its investments in debt securities through scheduled payments of principal and interest and unrealized losses are not expected to affect the earnings or regulatory capital of the Company or its subsidiaries.

At June 30, 2024, the book value per share of the Company’s common stock was $21.66, and tangible book value per share (non-GAAP) was $21.30. For more information about non-GAAP financial measures, please see “Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures,” below.

Non-GAAP Financial Measures
In reporting the results as of and for the three and six months ended June 30, 2024, the Company has provided supplemental financial measures on a fully tax-equivalent, tangible, or adjusted basis. These non-GAAP financial measures are a supplement to GAAP, which is used to prepare the Company’s financial statements, and should not be considered in isolation or as a substitute for comparable measures calculated in accordance with GAAP. In addition, the Company’s non-GAAP financial measures may not be comparable to non-GAAP financial measures of other companies. The Company uses the non-GAAP financial measures discussed herein in its analysis of the Company’s performance. The Company’s management believes that these non-GAAP financial measures provide additional understanding of ongoing operations and enhance comparability of results of operations with prior periods presented without the impact of items or events that may obscure trends in the Company’s underlying performance.  A reconciliation of the non-GAAP financial measures used by the Company to evaluate and measure the Company’s performance to the most directly comparable GAAP financial measures is presented below.

Safe Harbor Statement Regarding Forward-Looking Statements
Statements in this press release, including without limitation, statements made in Mr. Shuford’s quotation , which use language such as "believes," "expects," "plans," "may," "will," "should," "projects," "contemplates," "anticipates," "forecasts," "intends" and similar expressions, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current beliefs of Old Point's management, as well as estimates and assumptions made by, and information currently available to, management, as of the time such statements are made. These statements are also subject to assumptions with respect to future business strategies and decisions that are subject to change. These statements are inherently uncertain, and there can be no assurance that the underlying beliefs, estimates, or assumptions will prove to be accurate. Actual results, performance, achievements, or trends could differ materially from historical results or those expressed or implied by such statements. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on the Company or its businesses or operations. Forward-looking statements in this release may include, without limitation, statements regarding: efficiency and expense reduction initiatives, including the estimated effects and estimated future cost savings thereof, and the estimated timing of recognizing the benefits of such initiatives; future financial performance; future financial and economic conditions, industry conditions, and loan demand; Old Point’s strategic focuses; impacts of economic uncertainties; performance of the loan and securities portfolios; deposit growth and future levels of rates paid on deposits; levels and sources of liquidity and capital resources; future levels of the allowance for credit losses, charge-offs or net recoveries; levels of or changes in interest rates and potential impacts on Old Point’s NIM; changes in NIM and items affecting NIM; expected impact of unrealized losses on earnings and regulatory capital of Old Point or the Bank; and statements that include other projections, predictions, expectations, or beliefs about future events or results, or otherwise are not statements of historical fact.

These forward-looking statements are subject to significant risks and uncertainties due to factors that could have a material adverse effect on the operations and future prospects of Old Point including, but not limited to, changes in or the effects of: interest rates and yields, such as increases or volatility in short-term interest rates or yields on U.S. Treasury bonds and increase or volatility in U.S. Treasury bonds and increases or volatility in mortgage interest rates, and the impacts on macroeconomic conditions, customer and client behavior, Old Point’s funding costs and Old Point’s loan and securities portfolios; inflation and its impacts on economic growth and customer and client behavior; adverse developments in the financial services industry, such as the bank failures in 2023, responsive measures to mitigate and manage such developments, related supervisory and regulatory actions and costs, and related impacts on customer and client behavior; the sufficiency of liquidity and regulatory capital; general economic and business conditions in the United States generally and particularly in the Company’s service area, including higher inflation, slowdowns in economic growth, unemployment levels, supply chain disruptions, and the impacts on customer and client behavior; conditions within the financial markets and in the banking industry, as well as the financial condition and capital adequacy of other participants in the banking industry, and the market reactions thereto; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Department of the Treasury and the Federal Reserve, the effect of these policies on interest rates and business in our markets and any changes associated with the current administration; conditions in the banking industry and the financial condition and capital adequacy of other participants in the banking industry, and market, supervisory and regulatory reactions thereto; the quality or composition of the loan or securities portfolios and changes therein; effectiveness of expense control initiatives; an insufficient ACL or volatility in the ACL resulting from the CECL methodology, either alone or as may be affected by inflation, changing interest rates or other factors; the Company’s liquidity and capital positions; the value of securities held in the Company’s investment portfolios; deposit flows; the Company’s technology, efficiency, and other strategic initiatives; the legislative/regulatory climate, regulatory initiatives with respect to financial institutions, products and services; the Consumer Financial Protection Bureau (the “CFPB”) and the regulatory and enforcement activities of the CFPB; future levels of government defense spending, particularly in the Company’s service areas; uncertainty over future federal spending or budget priorities, particularly in connection with the Department of Defense, on the Company’s service areas; the impact of changes in the political landscape and related policy changes, including monetary, regulatory, and trade policies; the U.S. Government’s guarantee of repayment of student or small business loans purchased by the Company; potential claims, damages and fines related to litigation or government actions; changes in the volume and mix of interest-earning assets and interest-bearing liabilities; the effects of management's investment strategy and strategy to manage the NIM; the level of net charge-offs on loans; the performance of the Company’s dealer/indirect lending program; the strength of the Company’s counterparties; the Company’s ability to compete in the market for financial services and increased competition from both banks and non-banks, including fintech companies; demand for financial services in Old Point's market area; the Company’s ability to develop and maintain secure and reliable electronic systems; any interruption or breach of security in the Company’s information systems or those of the Company’s third party vendors or their service providers; reliance on third parties for key services; cyber threats, attacks, or events; the impact of changes in the political landscape and related policy changes, including monetary, regulatory, and trade policies; the potential adverse effects of unusual and infrequently occurring events, such as weather-related disasters, terrorist acts, financial crises, political crises, war, and other geopolitical conflicts, such as the war between Russia and Ukraine or in the Middle East, or public health events, and of governmental and societal responses thereto, on, among other things, the Company’s operations, liquidity, and credit quality; the use of inaccurate assumptions in management's modeling systems; technological risks and developments; the commercial and residential real estate markets; the demand in the secondary residential mortgage loan markets; expansion of the Company’s product offerings; effectiveness of expense control initiatives; changes in management; changes in accounting principles, standards, policies guidelines, and interpretations and elections made by the Company thereunder, and the related impact on the Company’s financial statements; and other factors detailed in Old Point's publicly filed documents, including its Annual Report on Form 10-K for the year ended December 31, 2023, which have been filed with the U.S. Securities and Exchange Commission (“SEC”) and are available on the SEC’s website at www.sec.gov. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein. Forward-looking statements are not statements of historical fact. Readers are cautioned not to place undue reliance on such statements, which speak only as of date they are made.

The Company does not intend or assume any obligation to update, revise or clarify any forward-looking statements that may be made from time to time or on behalf of the Company, whether as a result of new information, future events or otherwise, except as otherwise required by law. In addition, past results of operations are not necessarily indicative of future results.

Information about Old Point Financial Corporation
Old Point Financial Corporation (Nasdaq: OPOF) is the parent company of Old Point National Bank and Old Point Wealth Management, which serve the Hampton Roads and Richmond regions of Virginia. Old Point National Bank is a locally owned and managed community bank which offers a wide range of financial services from checking, insurance, and mortgage products to comprehensive commercial lending and banking products and services. Old Point Wealth Management is the largest wealth management services provider headquartered in Hampton Roads, Virginia, offering local asset management by experienced professionals. Additional information about the company is available at oldpoint.com.

For more information, contact Laura Wright, Vice President/Marketing Director, at lwright@oldpoint.com or (757) 728-1743.

Old Point Financial Corporation and Subsidiaries
Consolidated Balance Sheets	June 30,	December 31,
(dollars in thousands, except per share amounts)	2024	2023
	(unaudited)
Assets

Cash and due from banks	$15,517	$16,778
Interest-bearing due from banks	76,635	63,539
Federal funds sold	593	489
Cash and cash equivalents	92,745	80,806
Securities available-for-sale, at fair value	192,127	202,231
Restricted securities, at cost	3,825	5,176
Loans held for sale	-	470
Loans, net	1,042,774	1,068,046
Premises and equipment, net	30,783	29,913
Premises and equipment, held for sale	344	344
Bank-owned life insurance	35,623	35,088
Goodwill	1,650	1,650
Core deposit intangible, net	165	187
Other assets	23,318	22,471
Total assets	$1,423,354	$1,446,382

Liabilities & Stockholders' Equity

Deposits:
Noninterest-bearing deposits	$360,296	$331,992
Savings deposits	624,777	655,694
Time deposits	251,502	242,711
Total deposits	1,236,575	1,230,397
Overnight repurchase agreements	1,381	2,383
Federal Home Loan Bank advances	39,586	69,450
Subordinated notes	29,733	29,668
Accrued expenses and other liabilities	6,083	7,706
Total liabilities	1,313,358	1,339,604

Stockholders' equity:
Common stock, $5 par value, 10,000,000 shares authorized; 5,077,525 and 5,040,095 shares outstanding (includes 68,113 and 53,660 of nonvested restricted stock, respectively)	25,047	24,932
Additional paid-in capital	17,248	17,099
Retained earnings	84,999	82,277
Accumulated other comprehensive loss, net	(17,298)	(17,530)
Total stockholders' equity	109,996	106,778
Total liabilities and stockholders' equity	$1,423,354	$1,446,382

Old Point Financial Corporation and Subsidiaries
Consolidated Statements of Income (unaudited)	Three Months Ended			Six Months Ended
(dollars in thousands, except per share amounts)	Jun. 30, 2024	Mar. 31, 2024	Jun. 30, 2023	Jun. 30, 2024	Jun. 30, 2023

Interest and Dividend Income:
Loans, including fees	$15,042	$14,544	$14,185	$29,586	$27,226
Due from banks	1,087	799	93	1,886	157
Federal funds sold	12	9	9	21	15
Securities:
Taxable	1,761	1,798	1,772	3,559	3,536
Tax-exempt	139	139	209	278	421
Dividends and interest on all other securities	77	94	79	171	145
Total interest and dividend income	18,118	17,383	16,347	35,501	31,500

Interest Expense:
Checking and savings deposits	2,699	2,597	1,569	5,296	2,423
Time deposits	2,337	2,172	1,419	4,509	1,956
Federal funds purchased, securities sold under agreements to repurchase and other borrowings	1	1	2	2	39
Federal Home Loan Bank advances	670	778	963	1,448	1,580
Long term borrowings	295	295	295	590	590
Total interest expense	6,002	5,843	4,248	11,845	6,588
Net interest income	12,116	11,540	12,099	23,656	24,912
Provision for credit losses	261	80	361	341	737
Net interest income after provision for credit losses	11,855	11,460	11,738	23,315	24,175

Noninterest Income:
Fiduciary and asset management fees	1,129	1,192	1,154	2,321	2,270
Service charges on deposit accounts	837	758	793	1,595	1,546
Other service charges, commissions and fees	1,150	883	1,027	2,033	2,136
Bank-owned life insurance income	270	265	259	535	513
Mortgage banking income	2	16	112	18	207
Loss on sale of available-for-sale securities, net	-	-	(164)	-	(164)
Gain (loss) on sale of repossessed assets	(58)	22	(69)	(36)	(69)
Gain on sale of fixed assets	-	-	200	-	200
Other operating income	141	86	165	227	259
Total noninterest income	3,471	3,222	3,477	6,693	6,898

Noninterest Expense:
Salaries and employee benefits	7,195	7,831	8,043	15,026	15,406
Occupancy and equipment	1,373	1,173	1,255	2,546	2,450
Data processing	1,393	1,315	1,264	2,708	2,443
Customer development	176	55	101	231	214
Professional services	680	585	756	1,265	1,429
Employee professional development	167	211	289	378	523
Other taxes	276	261	234	537	447
ATM and other losses	98	231	154	329	409
Other operating expenses	966	1,041	1,051	2,007	1,994
Total noninterest expense	12,324	12,703	13,147	25,027	25,315
Income before income taxes	3,002	1,979	2,068	4,981	5,758
Income tax expense	473	262	266	735	873
Net income	$2,529	$1,717	$1,802	$4,246	$4,885

Basic Earnings per Common Share:
Weighted average shares outstanding	5,064,363	5,039,819	5,023,305	5,052,091	5,011,481
Net income per share of common stock	$0.50	$0.34	$0.36	$0.84	$0.97

Diluted Earnings per Common Share:
Weighted average shares outstanding	5,064,503	5,039,876	5,023,603	5,052,190	5,011,697
Net income per share of common stock	$0.50	$0.34	$0.36	$0.84	$0.97

Cash Dividends Declared per Share:	$0.14	$0.14	$0.14	$0.28	$0.28

Old Point Financial Corporation and Subsidiaries
Average Balance Sheets, Net Interest Income And Rates

	For the quarters ended
(unaudited)	June 30, 2024			March 31, 2024			June 30, 2023
		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(dollars in thousands)	Balance	Expense	Rate**	Balance	Expense	Rate**	Balance	Expense	Rate**
ASSETS
Loans*	$1,061,884	$15,042	5.68%	$1,076,894	$14,544	5.42%	$1,088,723	$14,185	5.23%
Investment securities:
Taxable	169,675	1,761	4.16%	175,241	1,798	4.12%	183,278	1,772	3.88%
Tax-exempt*	26,036	176	2.71%	26,115	176	2.70%	37,851	265	2.81%
Total investment securities	195,711	1,937	3.97%	201,356	1,974	3.93%	221,129	2,037	3.69%
Interest-bearing due from banks	79,752	1,087	5.47%	57,921	799	5.53%	7,510	93	4.96%
Federal funds sold	894	12	5.38%	709	9	5.09%	718	9	4.88%
Other investments	4,506	77	6.85%	5,201	94	7.33%	4,806	79	6.68%
Total earning assets	1,342,747	$18,155	5.42%	1,342,081	$17,420	5.21%	1,322,886	16,403	4.97%
Allowance for credit losses	(11,905)			(12,393)			(11,732)
Other non-earning assets	107,487			105,193			106,738
Total assets	$1,438,329			$1,434,881			$1,417,892

LIABILITIES AND STOCKHOLDERS' EQUITY
Time and savings deposits:
Interest-bearing transaction accounts	$94,868	$3	0.01%	$94,434	$3	0.01%	$80,393	$3	0.02%
Money market deposit accounts	446,359	2,689	2.42%	452,198	2,587	2.29%	437,481	1,558	1.43%
Savings accounts	85,098	7	0.03%	89,035	7	0.03%	105,161	8	0.03%
Time deposits	247,472	2,337	3.79%	238,076	2,172	3.66%	200,951	1,419	2.83%
Total time and savings deposits	873,797	5,036	2.31%	873,743	4,769	2.19%	823,986	2,988	1.45%
Federal funds purchased, repurchase agreements and other borrowings	2,006	1	0.20%	2,484	1	0.32%	4,959	2	0.13%
Federal Home Loan Bank advances	54,006	670	4.98%	69,716	778	4.48%	77,255	963	4.93%
Long term borrowings	29,712	295	3.98%	29,680	295	3.99%	29,585	295	3.95%
Total interest-bearing liabilities	959,521	6,002	2.51%	975,623	5,843	2.40%	935,785	4,248	1.82%
Demand deposits	362,884			344,098			370,907
Other liabilities	8,380			8,209			8,125
Stockholders' equity	107,544			106,951			103,075
Total liabilities and stockholders' equity	$1,438,329			$1,434,881			$1,417,892
Net interest margin*		$12,153	3.63%		$11,577	3.46%		$12,155	3.69%

*Computed on a fully tax-equivalent basis (non-GAAP) using a 21% rate, adjusting interest income by $37 thousand, $37 thousand, and $56 thousand for the quarters ended June 30, 2024, March 31, 2024, and June 30, 2023, respectively.
**Annualized

Old Point Financial Corporation and Subsidiaries
Average Balance Sheets, Net Interest Income And Rates

	For the six months ended June 30,
(unaudited)	2024			2023
		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
(dollars in thousands)	Balance	Expense	Rate**	Balance	Expense	Rate**
ASSETS
Loans*	$1,069,389	$29,586	5.55%	$1,072,391	$27,226	5.12%
Investment securities:
Taxable	172,458	3,559	4.14%	184,776	3,536	3.86%
Tax-exempt*	26,075	352	2.71%	38,028	533	2.83%
Total investment securities	198,533	3,911	3.95%	222,804	4,069	3.68%
Interest-bearing due from banks	68,837	1,886	5.49%	7,056	157	4.48%
Federal funds sold	801	21	5.26%	648	15	4.59%
Other investments	4,853	171	7.07%	4,222	146	6.95%
Total earning assets	1,342,413	$35,575	5.31%	1,307,121	$31,613	4.88%
Allowance for credit losses	(12,149)			(11,536)
Other nonearning assets	106,340			105,630
Total assets	$1,436,604			$1,401,215

LIABILITIES AND STOCKHOLDERS' EQUITY
Time and savings deposits:
Interest-bearing transaction accounts	$94,651	$6	0.01%	$75,351	$6	0.02%
Money market deposit accounts	449,279	5,277	2.36%	433,235	2,400	1.12%
Savings accounts	87,066	13	0.03%	110,491	17	0.03%
Time deposits	242,774	4,509	3.72%	174,902	1,956	2.26%
Total time and savings deposits	873,770	9,805	2.25%	793,979	4,379	1.11%
Federal funds purchased, repurchase agreements and other borrowings	2,245	2	0.18%	6,450	39	1.23%
Federal Home Loan Bank advances	61,861	1,448	4.69%	65,009	1,580	4.90%
Long term borrowings	29,696	590	3.98%	29,568	590	4.03%
Total interest-bearing liabilities	967,572	11,845	2.46%	895,006	6,588	1.48%
Demand deposits	353,491			396,202
Other liabilities	8,294			8,235
Stockholders' equity	107,247			101,772
Total liabilities and stockholders' equity	$1,436,604			$1,401,215
Net interest margin*		$23,730	3.55%		$25,025	3.86%

*Computed on a fully tax-equivalent basis (non-GAAP) using a 21% rate, adjusting interest income by $74 thousand and $113 thousand for the six months ended June 30, 2024 and 2023, respectively.
**Annualized

Old Point Financial Corporation and Subsidiaries	As of or for the quarters ended,			For the six months ended,
Selected Ratios (unaudited)	June 30,	March 31,	June 30,	June 30,	June 30,
(dollars in thousands, except per share data)	2024	2024	2023	2024	2023

Earnings per common share, diluted	$0.50	$0.34	$0.36	$0.84	$0.97
Return on average assets (ROA)	0.71%	0.48%	0.51%	0.59%	0.70%
Return on average equity (ROE)	9.43%	6.44%	7.01%	7.94%	9.68%
Net Interest Margin (FTE) (non-GAAP)	3.63%	3.46%	3.69%	3.55%	3.86%
Efficiency ratio	79.07%	86.05%	84.41%	82.46%	79.58%
Efficiency ratio (FTE) (non-GAAP)	78.88%	85.83%	84.10%	82.26%	79.30%
Book value per share	$21.66	$21.35	$20.36
Tangible Book Value per share (non-GAAP)	21.31	20.99	19.99
Non-performing assets (NPAs) / total assets	0.14%	0.15%	0.10%
Annualized Net Charge-Offs / average total loans	0.12%	0.12%	0.08%
Allowance for credit losses on loans / total loans	1.12%	1.12%	1.06%

Non-Performing Assets (NPAs)
Nonaccrual loans	$44	$194	$235
Loans > 90 days past due, but still accruing interest	444	878	1,208
Repossessed assets	1,471	1,080	-
Total non-performing assets	$1,959	$2,152	$1,443

Other Selected Numbers
Loans, net	$1,042,774	$1,055,955	$1,082,965
Deposits	1,236,575	1,228,269	1,228,715
Stockholders' equity	109,996	107,630	102,542
Total assets	1,423,354	1,445,489	1,443,059
Loans charged off during the quarter, net of recoveries	311	336	210
Quarterly average loans	1,061,884	1,076,894	1,088,723
Quarterly average assets	1,438,329	1,434,881	1,417,892
Quarterly average earning assets	1,342,747	1,342,081	1,322,886
Quarterly average deposits	1,236,681	1,217,841	1,194,893
Quarterly average equity	107,544	106,951	103,075

Old Point Financial Corporation and Subsidiaries
Reconciliation of Certain Non-GAAP Financial Measures (unaudited)
(dollars in thousands, except per share data)	Three Months Ended			Six Months Ended
	Jun. 30, 2024	Mar. 31, 2024	Jun. 30, 2023	Jun. 30, 2024	Jun. 30, 2023

Fully Taxable Equivalent Net Interest Income
Net interest income (GAAP)	$12,116	$11,540	$12,099	$23,656	$24,912
FTE adjustment	37	37	56	74	113
Net interest income (FTE) (non-GAAP)	$12,153	$11,577	$12,155	$23,730	$25,025
Noninterest income (GAAP)	3,471	3,222	3,477	6,693	6,898
Total revenue (FTE) (non-GAAP)	$15,624	$14,799	$15,632	$30,423	$31,923
Noninterest expense (GAAP)	12,324	12,703	13,147	25,027	25,315

Average earning assets	$1,342,747	$1,342,081	$1,322,886	$1,342,413	$1,307,121
Net interest margin	3.62%	3.45%	3.67%	3.53%	3.84%
Net interest margin (FTE) (non-GAAP)	3.63%	3.46%	3.69%	3.55%	3.86%

Efficiency ratio	79.07%	86.05%	84.41%	82.46%	79.58%
Efficiency ratio (FTE) (non-GAAP)	78.88%	85.83%	84.10%	82.26%	79.30%

Tangible Book Value Per Share
Total Stockholders Equity (GAAP)	$109,996	$107,630	$102,542
Less goodwill	1,650	1,650	1,650
Less core deposit intangible, net	165	176	209
Tangible Stockholders Equity (non-GAAP)	$108,181	$105,804	$100,683

Shares issued and outstanding	5,077,525	5,040,391	5,037,275

Book value per share	$21.66	$21.35	$20.36
Tangible book value per share (non-GAAP)	$21.31	$20.99	$19.99